Exhibit 10.18

September 22, 2003

PUBLIC FILMWORKS

Thomas Szabo

Corbin Bernsen

Shaun Edwards

Mike Jones

14759 Oxnard Street

Van Nuys, California 91411

Dear Thomas, Corbin, Shaun and Mike:

This letter will serve to confirm that Charles Sherman Public Relations will provide exclusive publicity and promotional services to Public Filmworks beginning October 1, 2003 on a monthly basis.  Either party can terminate this agreement upon written notice with 30 day notice.

In return for these services, Charles Sherman Public Relations will receive a monthly retainer of $2000.00 a month, payable the first day of each month beginning October 1, 2003. In addition, Client agrees to reimburse Agency for actual out-of-pocket expenses for postage, phone calls (local and long distance), photo duplication, faxing, photography, printing, mileage, etc., to be charged in accordance with reasonable customary standards. No individual expense will exceed $200.00 without prior approval from Client. Invoices are due and payable within 30 days of receipt.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. If this meets with your understanding of our agreement, please sign a copy of this letter and return it in the enclosed addressed envelope. We look forward to a close and beneficial working relationship.

Sincerely,

Charles Sherman

SHAUN EDWARDES	9/22/03
Client	Date